Exhibit 2.1
PARTNERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT
BY AND AMONG
LASER MIDSTREAM ENERGY II, LP,
LASER GAS COMPANY I, LLC,
LASER MIDSTREAM COMPANY, LLC
LASER MIDSTREAM ENERGY, LP
AND
EAGLE ROCK ENERGY PARTNERS, L.P.
DATED AS OF MARCH 30, 2007

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION	2
1.1 Definitions	2
1.2 Rules of Construction	14

ARTICLE II PURCHASE, SALE & CONTRIBUTION; CLOSING	16
2.1 Purchase, Sale and Contribution of Interests	16
2.2 Consideration at Closing	16
2.3 Post-Closing Adjustment for Final Net Working Capital and Qualified Indebtedness	19
2.4 The Closing	21

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS	22
3.1 Organization of Certain Sellers	22
3.2 Authorization; Enforceability	22
3.3 No Conflict; Consents	22
3.4 Ownership of Interests	23
3.5 Litigation	23
3.6 Disclosure	23
3.7 Solvency	24
3.8 Securities Representations	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES	26
4.1 Organization	26
4.2 No Conflict; Consents	26
4.3 Capitalization	27
4.4 Litigation	27
4.5 Financial Statements; Internal Controls; Undisclosed Liabilities	28
4.6 Taxes	29
4.7 No Undisclosed Liabilities	30
4.8 Absence of Certain Changes	30
4.9 Contracts	30
4.10 Intellectual Property	31
4 .11 Employee Benefit Plans	32
4.12 Environmental Matters	37
4.13 Compliance with Laws; Permits	37

ii

4.14 Insurance	38
4.15 Labor Relations; Employment Matters	38
4.16 Books and Records	40
4.17 Title to Properties and Related Matters	40
4.18 Brokers’ Fees	41
4.19 Company Guaranties	41
4.20 No “Take or Pay”	41
4.21 Pipeline Easements	42
4.22 Pipeline Matters	42
4.23 Insider Interests	42
4.24 FCC Licenses	43
4.25 Receivables	43
4.26 Bank Accounts and Powers of Attorney	43
4.27 Investments	44
4.28 Illegal Payments	44
4.29 Offerings of Securities	44

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER	45
5.1 Organization	45
5.2 Authorization; Enforceability	45
5.3 Capitalization	45
5.4 No Conflict; Consents	45
5.5 Litigation	46
5.6 Brokers’ Fees	46
5.7 Financial Ability	46
5.8 Independent Investigation	46
5.9 SEC Filings	47
5.10 Tax Status	47

ARTICLE VI COVENANTS	48
6.1 Conduct of Business	48
6.2 Access	49
6.3 Third Party Approvals	50
6.4 Regulatory Filings	50
6.5 Employee and Benefit Matters	51
6.6 Books and Records	53

6.7 Permits	54
6.8 Acquisition Proposals	54
6.9 Noncompetition and Nonsolicitation	54
6.10 Owner Marks	57
6.11 Financial Statements	58
6.12 Representation Letters	58
6.13 NASDAQ Listing Agreement	58

ARTICLE VII TAX MATTERS	59
7.1 Character and Treatment of Transaction	59
7.2 Pre-Closing Restructuring	61
7.3 Post-Closing Tax Covenants	62
7.4 Responsibility for Filing Tax Returns and Paying Taxes	62
7.5 Responsibility for Tax Audits and Contests	63
7.6 Tax Refunds	63
7.7 Transfer Taxes	63
7.8 Disputes over Tax Provisions	63
7.9 No Limit on Indemnity	64

ARTICLE VIII CONDITIONS TO closing	65
8.1 Conditions to Obligations of Buyer	65
8.2 Conditions to the Obligations of the Sellers	67

ARTICLE IX INDEMNIFICATION	70
9.1 Survival	70
9.2 Indemnification	70
9.3 Limitations on Liability	71
9.4 Procedures	72
9.5 Arbitration	75
9.6 Escrow Account	75
9.7 Waiver of Consequential Damages	76
9.8 Waiver of Other Representations	77
9.9 Exclusive Remedy and Release	77

ARTICLE X TERMINATION	78
10.1 Termination	78
10.2 Effect of Termination	79

ARTICLE XI MISCELLANEOUS	80
11.1 Notices	80
11.2 Assignment	81
11.3 Rights of Third Parties	81
11.4 Expenses	81
11.5 Counterparts	81
11.6 Entire Agreement	81
11.7 Disclosure Schedules	82
11.8 Amendments	82
11.9 Publicity	82
11.10 Severability	82
11.11 Governing Law; Jurisdiction	83
LIST OF EXHIBITS

Exhibit A	Related Assets

Exhibit B	Escrow Agreement

Exhibit C	Cap Ex Budget

Exhibit D	Legal Opinion of Seller’s Counsel

Exhibit E	Transition Agreement

Exhibit F	Legal Opinion of Buyer’s Counsel

PARTNERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT
     THIS PARTNERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of March 30, 2007, is entered into by and among (i) Laser Midstream Energy, II, LP, a Delaware limited partnership (“Laser Midstream II”); (ii) Laser Gas Company I, LLC, a Delaware limited liability company (“Laser Gas”); (iii) Laser Midstream Company, LLC, a Texas limited liability company (“Laser GP,” who along with Laser Midstream II and Laser Gas are each a “Seller” and collectively, the “Sellers”); (iv) Laser Midstream Energy, LP, a Delaware limited partnership (“Laser Midstream”); and (v) Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Buyer”).
RECITALS
     WHEREAS, the Sellers own all of the issued and outstanding limited and general partnership interests of Laser Quitman Gathering Company, LP, a Texas limited partnership (“Laser Quitman”), Laser Gathering Company, LP, a Texas limited partnership (“Laser Gathering”), Laser Midstream and the Hesco Companies (as defined below);
     WHEREAS, Laser Quitman, Laser Gathering, Laser Midstream and the Hesco Companies (each, a “Company,” and together, the “Companies”), are engaged in the gathering and processing of natural gas;
     WHEREAS, the Companies own, directly and indirectly, the gathering lines, processing equipment and related assets described on Exhibit A attached hereto;
     WHEREAS, the Companies currently own certain Retained Interests and related end user supply lines currently owned by the Companies which will, prior to Closing, be distributed by Laser Midstream to, and retained, by the Sellers (and not sold or transferred to Buyer) pursuant to the Restructuring described in Section 7.2 to this Agreement and the Disclosure Schedules;
     WHEREAS, Buyer desires to acquire from Sellers all of the partnership interests of Laser Midstream, Laser Quitman, and Laser Gathering, exclusive of the Retained Interests (collectively, all of such general and limited partnership interests to be acquired by Buyer are referred to as the “Interests”) in exchange for the consideration and pursuant to the terms set forth herein;
     WHEREAS, the Sellers desire to (i) sell a portion of the Interests to Buyer in consideration for cash and (ii) contribute a portion of the Interests to Buyer in exchange for Buyer Units (as defined below) and the assumption of the Qualified Indebtedness (as defined below), on the terms and subject to the conditions set forth herein; and
     WHEREAS, the transfer of the Interests shall be treated as a part sale and part contribution under Regulations Section 1.707-3(a) as more specifically provided herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “AAA” has the meaning provided such term in Section 9.5.
     “Accountants” has the meaning provided such term in Section 2.3(a)(iii).
     “Acquisition Proposal” has the meaning provided such term in Section 6.8.
     “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise, provided, however, that with respect to the Sellers and the Companies, Energy Spectrum shall not be deemed an Affiliate. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Aggregate Basket Amount” has the meaning provided such term in Section 9.3(b).

     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Arbitrator” has the meaning provided such term in Section 9.5.
     “Arbitrator’s Decision” has the meaning provided such term in Section 9.5.
     “Balance Sheet Date” means January 31, 2007.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.
     “Buyer” has the meaning provided such term in the preamble to this Agreement.
     “Buyer Financial Statements” has the meaning provided such term in Section 5.9.
     “Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).
     “Buyer Units” means the Common Units issued pursuant to Section 2.2(a)(ii) hereof.
     “Cash Payment” has the meaning provided to such term in Section 2.2(a).
     “Cause” means that Buyer, acting in good faith upon information then known, determines that the applicable Retained Employee has engaged in acts or omissions constituting: (a) gross negligence, willful misconduct, or insubordination in performing or failing to perform his or her material duties and responsibilities; (b) a breach of duty in the course of employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, misrepresentation, embezzlement, conversion or intentional damage to or dissipation of property or assets of Buyer or its Affiliates; (c) conduct that is materially detrimental to the Buyer, monetarily or otherwise, or reflects unfavorably on the Buyer, its Affiliates, or the applicable Retained Employee to such an extent that Buyer’s or its Affiliates’ best interests reasonably require the termination of the Retained Employee’s employment; (d) material violation of any of the applicable Retained Employee’s obligations under any written agreement between the Retained Employee and Buyer or its Affiliates or at law; (e) a violation of or subversion of the Buyer’s or its Affiliates’ policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (f) the failure to comply with or enforce personnel and other policies of the Buyer or its Affiliates; (g) the failure to cooperate with any investigation or inquiry authorized by Buyer or its Affiliates or conducted by a Governmental Authority related to the business or the Retained Employee’s conduct; (h) the conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities Laws; provided that if Buyer intends to terminate the employment any Retained Employee for Cause under clauses (a),(c) (d), (e) or (f), Buyer will provide Employee with written notice of any event constituting Cause under those clauses and will allow such Retained Employee 20 days to cure or rectify any situation, condition or circumstance giving rise to such Cause asserted by Buyer if, in Buyer’s good faith judgment, such event is capable of being cured.
     “CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
     “Claim Notice” has the meaning provided such term in Section 9.4(a).
     “Claim Settlement Agreement” has the meaning provided such term in Section 9.4(d).
     “Closing” has the meaning provided such term in Section 2.4.
     “Closing Consideration” has the meaning provided such term in Section 2.2.
     “Closing Date” has the meaning provided such term in Section 2.4.
     “COBRA” has the meaning provided such term in Section 4.11(d).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Comerica Facility” means the credit facility governed by that certain Credit Agreement dated as of August 4, 2006 by and among Laser Midstream, Comerica Bank, N.A., individually and as agent, and the lenders named therein.
     “Common Units” means a common unit of limited partnership of Buyer, which are listed on the NASDAQ Global Market.
     “Company” or “Companies” has the meaning provided such term in the recitals to this Agreement.
     “Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by the Sellers in support of obligations of the Companies.
     “Company Securities” has the meaning provided such term in Section 4.3(b).
     “Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 27, 2007, between Buyer and Laser GP.
     “Consideration” has the meaning provided such term in Section 2.2.
     “Constituents of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon or fraction thereof, friable asbestos, or polychlorinated biphenyls, the handling, storage, treatment or exposure of or to which is regulated under any Environmental Law.
     “Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Employee Benefit Plans.
     “Direct Claim” has the meaning provided such term in Section 9.4(d).
     “Disclosure Schedules” means the schedules attached hereto.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Employee” means any individual treated by any of the Companies as an employee or employed at common law by any of the Companies.
     “Employee Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Employee Pension Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Employee Welfare Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Encumbrance” means any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever, but excluding Permitted Liens.

     “Energy Spectrum ” means any of Laser Midstream Energy GP, LLC, Energy Spectrum Partners IV LP, Thomas O. Whitener, Jr. and Peter W. Augustini or any of their Affiliates other than the Companies and their respective directors, officers and employees.
     “Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of human health or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter to the Sellers or any Company issued, entered, promulgated or approved thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended as of the date hereof, any regulations promulgated pursuant thereto, and any state or local counterparts.
     “Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning provided such term in Section 4.11(a).
     “Escrow Account” means the account maintained by the Escrow Agent and initially funded with the Escrow Deposit.
     “Escrow Agent” means Wells Fargo Bank (Texas), N.A..
     “Escrow Deposit” means, in the discretion of the Sellers, either (i) $12,000,000 in cash or (ii) 631,579 Buyer Units having a deemed value of $12,000,000 in either case to be delivered to the Escrow Account in accordance with Section 2.2(e).
     “Escrow Income” has the meaning provided such term in Section 9.6.

     “Estimated Closing Date Balance Sheet” means an estimated unaudited, consolidated balance sheet of the Companies as of the Closing Date which shall be prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and lack of footnotes otherwise required by GAAP.
     “Estimated Closing Date Working Capital” means the estimated Net Working Capital of the Companies as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.
     “Estimated Working Capital Adjustment” has the meaning provided such term in Section 2.2(c).
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “FERC” means the United States Federal Energy Regulatory Commission.
     “Final Calculations” has the meaning provided such term in Section 2.3(a)(i).
     “Final Closing Date Balance Sheet” means an unaudited, consolidated balance sheet of the Companies as of the Closing Date which shall be prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and lack footnotes otherwise required by GAAP.
     “Final Closing Date Working Capital” means the Net Working Capital of the Companies as of the Closing Date as set forth on the Final Closing Date Balance Sheet.
     “Financial Statements” has the meaning provided such term in Section 4.5.
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Good Reason” means the occurrence of any of the following events with respect to a Retained Employee without such Retained Employee’s consent, provided that such Retained Employee has first provided Buyer with written notice of any event creating Good Reason, has allowed Buyer 20 days to cure or rectify any situation, condition or circumstance giving rise to such Good Reason asserted by such Retained Employee, and Buyer has not cured or rectified such situation, condition or circumstance:

     (i) a Material Diminution in the duties of the Retained Employee with Buyer as agreed to by such Retained Employee and Buyer on or before the Closing Date, or in the absence of such an agreement, in the duties of the Retained Employee from his duties on the Closing Date; provided that a change in job title or reporting structure shall not alone constitute a Material Diminution;
     (ii) a reduction in the base salary of the Retained Employee; or
     (iii) the relocation of the Retained Employee’s principal place of employment to a location more than sixty (60) miles from his principal place of employment on the Closing Date.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “HESCO Companies” means HESCO Gathering Company, LLC, a Texas limited liability company, and HESCO Pipeline Company, LLC, a Texas limited liability company.
     “HIPAA” has the meaning provided such term in Section 4.11(m).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Inability to Work” means a Retained Employee’s (i) inability to work legally in the United States or (ii) inability to perform the essential functions of such Retained Employee’s job by reason of illness or injury for a period of at least twelve (12) weeks in any twelve (12) month period.
     “Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.
     “Indemnified Party” has the meaning provided such term in Section 9.4(a).
     “Indemnifying Party” has the meaning provided such term in Section 9.4(a).

     “Individual Basket Amount” has the meaning provided such term in Section 9.3(b).
     “Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Interests” has the meaning provided such term in the recitals of this Agreement.
     “IRS” means Internal Revenue Service of the United States.
     “Knowledge” (a) as to the Sellers means the actual knowledge of those Persons listed in Section 1.1(a) of the Disclosure Schedules, and (b) as to any Company means the actual knowledge of those Persons listed in Section 1.1(b) of the Disclosure Schedules. A Person has “actual knowledge” of those matters which the individual involved could reasonably be expected to have without undertaking any investigation. The Knowledge of any Company includes Knowledge of any of the Sellers.
     “Laser Gas” has the meaning provided such term in the preamble to this Agreement.
     “Laser Gathering” has the meaning provided such term in the recitals of this Agreement.
     “Laser GP” has the meaning provided such term in the preamble of this Agreement.
     “Laser Midstream” has the meaning provided such term in the recitals of this Agreement.
     “Laser Quitman” has the meaning provided such term in the recitals of this Agreement.
     “Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

     “Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.
     “Losses” has the meaning provided such term in Section 9.2(a).
     “Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is adverse to the business, operations (including results of operation), assets, prospects, liabilities or financial condition of such Person in an amount individually or in the aggregate, of $250,000 or more, or (b) that materially impedes the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which the Companies operates; (ii) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of its business; (iii) any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of oil and gas assets; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law, GAAP or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; or (vii) matters only to the extent such matters are reflected in the Net Working Capital as of the Closing Date.
     “Material Contracts” has the meaning provided such term in Section 4.9(a).
     “Material Diminution” means a change in an Employee’s responsibilities which represents a material demotion or material diminution from his responsibilities.
     “NASDAQ” means The NASDAQ National Stock Market, Inc.
     “Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total consolidated current assets of the Companies as of such date minus the total consolidated current liabilities of the Companies as of such date, in each case determined in accordance with GAAP and without giving effect to the transactions contemplated hereby; provided, however, that (a) current assets shall not include accounts receivable over 60 days old, and (b) current liabilities shall not include current portion of any long-term indebtedness.

     “Non-Retained Employee” has the meaning provided such term in Section 6.5.
     “Nontaxable Qualified Liability” has the meaning provided such term in Section 7.2(b)(iii).
     “Notice of Claim Dispute” has the meaning provided such term in Section 9.4(d).
     “Objection Notice” has the meaning provided such term in Section 2.3(a)(ii).
     “Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
     “Parties” means the Sellers, Laser Midstream and Buyer.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.
     “Permitted Liens” means (a) Liens for Taxes being contested in good faith by appropriate proceedings or not yet delinquent, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments being contested in good faith by appropriate proceedings or not yet delinquent, (c) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to result in a Material Adverse Effect on any Company, (d) Liens related to the Qualified Indebtedness and (e) Liens referenced in the Disclosure Schedules and which shall be released at Closing.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

     “Post-Closing Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
     “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
     “Qualified Indebtedness” means the funded bank debt owed by the Companies under the Comerica Facility in the expected amount of $37,000,000.
     “Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated by the United States Treasury Department under the Code.
     “Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
     “Restructuring” has the meaning provided such term in Section 7.2.
     “Restricted Territory” has the meaning provided such term in Section 6.9(a).
     “Retained Employees” has the meaning provided such term in Section 6.5.
     “Retained Interests” means all membership and partnership interests of the Retained Subsidiaries.
     “Retained Subsidiaries” means Laser Gas; Laser Gas Company II, LLC, a Delaware limited liability company; Laser Marketing Company, LP, a Texas limited partnership; and Laser Pipeline Company, LP, a Texas limited partnership, and Laser Gathering Company II, LLC, Delaware limited liability company.
     “SEC” means the United States Securities and Exchange Commission.

     “SEC Reports” has the meaning provided such term in Section 5.8.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” or “Sellers” has the meaning provided such term in the preamble to this Agreement.
     “Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “Sellers’ Representative” means Laser Midstream II.
     “Severance Payment” has the meaning provided such term in Section 6.5(a).
     “Straddle Period” has the meaning provided such term in Section 7.4.
     “Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Systems” means the pipelines, gathering system, processing plants and related assets of the Companies, including, but not limited to, those commonly known as Panola Gathering System, Rosewood Gathering System, Belle Bower Gathering System, Quitman Gathering System, Simsboro Gathering System, Vixen Gathering System, Sligo Gathering System, Greggton Gathering System, Willow Springs Gathering System, McAllen Gathering System, Raymondville Gathering System, Phase 1 20” Gathering System, San Ignacio Gathering System, USDA Gathering System, Starr Feedlot Gathering System, Harlingen Gathering System, Platinum Gathering System, Parham Gathering System, Glasscock Gathering System, Robinette

Gathering System, Rosenburg Gathering System, Loma Alta Gathering System, Jamax Gathering System, Brownsville Gathering System, Merit JT Gathering System, WB Mission Gathering System, and Kiewit Gathering System, along with the office operation located in Shreveport, Louisiana, Corpus Christi, Texas and McAllen Texas.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise.
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.
     “Taxable Qualified Liability” has the meaning provided such term in Section 7.2(b)(iii).
     “Third Party Claim” has the meaning provided such term in Section 9.4(a).
     “United States” means United States of America.
          1.2 Rules of Construction
      (a) All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
      (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
      (c) With respect to the Companies the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the business in a manner consistent with the past practices and customs of the Companies.
      (d) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
      (e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
      (f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
      (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE, SALE & CONTRIBUTION; CLOSING
          2.1 Purchase, Sale and Contribution of Interests At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, the Interests, free and clear of any Liens other than Permitted Liens and Liens related to the Qualified Indebtedness and transfer restrictions imposed thereon by applicable securities Laws.
          2.2 Consideration at Closing. At the Closing, Buyer shall pay and/or deliver to the Sellers in the manner set forth below, the following consideration (such consideration, the “Closing Consideration”). The total Closing Consideration for the Interests shall be equal to $136,725,000 (the “Consideration”) to be paid as follows:
     (a) Cash Payment. Subject to the adjustments described in Sections 2.2(c) and (g), below, at Closing, Buyer shall pay to the Sellers, by wire transfer of immediately available funds to the accounts designated by the Sellers, an amount in cash equal to the sum of $72,975,000 (the “Cash Payment”), as partial consideration for the Interests.
     (b) Other Consideration. At Closing, Buyer shall provide the following consideration to the Sellers as partial consideration for the Interests:
     (i) Buyer Units. Buyer shall deliver to the Sellers 1,407,895 Common Units (the “Buyer Units”) having an agreed value of $26,750,000. Notwithstanding the forgoing, if the average of the per unit closing prices of the Common Units on the NASDAQ Global Market, as reported in the Wall Street Journal, for the five (5) consecutive trading days ending on the trading day prior to the Closing Date is below $18.00, the Sellers may, by written notice to Buyer, notify Buyer that the Sellers elect to terminate this Agreement in accordance with Section 10.1 hereof on the date which is five (5) Business Days after the date of such notice. If the Sellers make such election and provide the notice to Buyer as required above, Buyer may elect on or before the expiration of such five (5) Business Day period to pay the balance of the Consideration in cash and, if such election is made by Buyer, the Sellers will rescind their election to terminate this Agreement. Notwithstanding the date of delivery of the Buyer Units, Sellers hereby waive any and all rights to receive any distribution by Buyer relating to the three month period ending March 31, 2007, whenever such distribution is declared and regardless of whether Sellers acquire the Buyer Units prior to the setting of any record date with respect to such distribution. The parties hereto agree that such waiver is based on the fact that Sellers will not own any Buyer Units during the three month period ending March 31, 2007 and not the result of any failure of Buyer to fund such distribution to Sellers.
     (ii) Assumption of Qualified Indebtedness. Buyer shall assume in full all of the Qualified Indebtedness.
     (iii) Retained Interests. The Sellers shall retain all, and not sell or otherwise assign to Buyer any, of the Retained Interests.
     (c) Estimated Working Capital Adjustment. At least five (5) Business Days prior to the Closing Date, but not including the Closing Date, the Sellers shall prepare and deliver to Buyer (i) an Estimated Closing Date Balance Sheet, which shall reflect the best estimate of the Sellers of the consolidated assets and liabilities of the Companies as of the Closing Date, and (ii) the written calculations of Estimated Working Capital Adjustment (as defined below) of the Sellers, including the Estimated Closing Date Working Capital. At least one (1) Business Day prior to the Closing Date, but not including the Closing Date, Buyer shall deliver a response to the Sellers which includes Buyer’s changes to the Estimated Closing Date Balance, prepared in good faith. If the Parties cannot agree on the Estimated Working Capital Adjustment, the adjustment as calculated by the Sellers shall control. If the Estimated Closing Date Working Capital is less than zero, then the Consideration and the Cash Payment will be reduced dollar-for-dollar by such difference. If the Estimated Closing Date Working Capital is greater than zero, then the Consideration and the Cash Payment will be increased dollar-for-dollar by an amount equal to such excess. Such decrease or increase, if any, in the Consideration and the Cash Payment is hereinafter referred to as the “Estimated Working Capital Adjustment.”
     (d) Resale Registration Statement. Within ninety (90) days after the Closing date, Buyer shall file a resale registration statement on Form S-1 or shall amend by post-effective amendment any existing registration statement on Form S-1 to register the resale of the Buyer Units under the Securities Act. Thereafter, Buyer shall use commercially reasonable efforts to cause such registration statement or post-effective amendment to be declared effective as soon as reasonably practical after the filing thereof and to keep the registration statement continuously effective under the Securities Act until all Buyer Units have been sold pursuant to such registration statement or until Buyer Units are eligible to have restrictive legends removed under Rule 144(k) as promulgated under the Securities Act; provided however, Buyer may suspend or delay effectiveness of such registration statement or post-effective amendment if allowed to and for such time as set forth in any registration rights agreement filed as an exhibit to any report filed by Buyer with the Securities and Exchange Commission. Buyer further agrees to file a post-effective amendment to convert the registration statement to a registration statement on Form S-3 under Rule 415 as promulgated under the Securities Act within thirty (30) days of Buyer’s eligibility to use such Form S-3 for a primary offering of securities. Additionally, the Sellers hereby agree that, without the prior written consent of Buyer, neither Seller will, during the period commencing on the Closing Date and ending 180 days thereafter (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any equity securities of Buyer, or any securities convertible into or exercisable or exchangeable for equity securities of Buyer, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any equity securities of Buyer, whether any such transaction described in clause(i) or (ii) above is to be settled by delivery of Common Units of Buyer or such other securities, in cash or otherwise; provided, however, that the restrictions described in clauses (i) and (ii) shall not apply to Common Units (a) transferred as a gift or gifts or as intra-family transfers or transfers to trusts or family limited partnerships for estate planning purposes; provided that any donee thereof agrees in writing to be bound by the terms of this Section 2.2(d) or (b) subject to bona fide pledges of securities or transfers to Affiliates, provided the pledgee of such securities or the Affiliate agrees in writing to be bound by the terms of this Section 2.2(d).

     (e) Escrow Deposit. The Cash Payment to be delivered at Closing shall be reduced by the Escrow Deposit, which shall be delivered to the Escrow Agent at the Closing and will be available to satisfy any amounts owed by the Sellers to Buyer, if any, under this Agreement in accordance with the Escrow Agreement attached as Exhibit B; provided, however, that the Sellers shall retain the right to vote any Buyer Units and receive cash distributions on any Buyer Units which are held in the Escrow Account.
     (f) Reimbursement for Capital Expenditures. The Parties recognize that the determination of the Consideration to be paid by Buyer hereunder contemplated that the capital expenditures of the Companies as set forth in the capital expenditure budget of the Companies attached hereto as Exhibit C (the “Cap Ex Budget”) be made. To the extent that such capital expenditures have not been spent prior to Closing, the Consideration and the Cash Payment will be reduced by such amount. From and after the Balance Sheet Date, the Companies will not undertake any capital expenditures other than those set forth in the Cap Ex Budget. Any additional capital expenditures not previously identified must be approved by Buyer in advance. The Consideration and the Cash Payment paid at Closing shall be increased by the amount of the capital expenditures approved by Buyer, excluding emergency or force majeure related capital expenditures.
     (g) Qualified Indebtedness Adjustment. The amount of Qualified Indebtedness (expected to be $37,000,000) assumed by Buyer shall be equal to the actual amount of funded debt owed under the Comerica Facility on the Closing Date. The Consideration and the Cash Payment paid at Closing shall be increased or decreased, as applicable, by the amount of any differences between $37,000,000 and the actual amount of Qualified Indebtedness on the Closing Date.
     2.3 Post-Closing Adjustment for Final Net Working Capital and Qualified Indebtedness.
          (a) Calculation of Final Working Capital.
     (i) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to the Sellers a Final Closing Date Balance Sheet and a calculation of the Final Closing Date Working Capital (the “Final Calculations”).
     (ii) The Sellers shall have the right to review and verify the Final Closing Date Balance Sheet and the Final Calculations. Buyer shall provide the Sellers and their Representatives reasonable access to the records and employees of the Companies and shall cause the employees of the Companies to cooperate in all reasonable respects with the Sellers in connection with their review of such work papers and other documents and information relating to the Final Calculations as the Sellers shall reasonably request and that are available to the Buyer and the Sellers or their independent public accountants. If, within forty-five (45) days after the Sellers’ receipt of the Final Calculations, the Sellers shall not have given written notice to Buyer of objection thereto, then the Sellers shall be deemed to have accepted the Final Calculations, which shall then be final, binding and conclusive for all purposes hereunder. In the event that the Sellers give written notice of any objection to the Final Closing Date Balance Sheet or the Final Calculations (an “Objection Notice”) within such forty-five (45) day period, then the Sellers and Buyer will use all commercially reasonable efforts to resolve the disputed matter(s) within the thirty (30) day period following the delivery of such Objection Notice.
     (iii) If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreement between them with respect to the preparation of the Final Calculations, then each Party shall deliver simultaneously to BDO Seidman, LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties; the accounting firm ultimately chosen, the “Accountants”) the Objection Notice and such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the Parties.
       (b) Final Net Working Capital Adjustment. If the Final Closing Date Working Capital is less than the Estimated Closing Date Working Capital, then the Sellers shall promptly, but in any event within five (5) Business Days, pay such difference to Buyer in cash by wire transfer of immediately available funds to the account designated by Buyer. If the Final Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, Buyer shall promptly, but in any event within five (5) Business Days, pay such excess to the Sellers in cash by wire transfer of immediately available funds to the accounts designated by the Sellers.
          2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, commencing on the earlier to occur of (i) April 30, 2007; (ii) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII; or (iii) such other date as permitted in this Agreement or as Buyer and the Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS
     Except as set forth on the Disclosure Schedules delivered by the Sellers to Buyer at or prior to the execution and delivery of this Agreement, each section of which qualifies the correspondingly numbered representation, warranty or covenant contained herein to the extent specified therein, the Sellers jointly and severally represent and warrant to Buyer as follows:
          3.1 Organization of Certain Sellers. Laser Midstream II is a limited partnership duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation). Laser GP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Laser Gas is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          3.2 Authorization; Enforceability. Each Seller has full capacity, power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Sellers, and this Agreement constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          3.3 No Conflict; Consents. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby by such Seller do not and shall not:
     (a) violate any Law applicable to the Sellers or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of such Seller;
     (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or
     (d) breach or trigger any right to purchase by or payment to any Person under any Material Contract or other agreement to which Seller is a party or is bound; (i) result in the termination of any Material Contract, or (ii) result in the creation of any Lien upon any of the Interests, either upon the consummation of the transactions contemplated hereby or after notice or lapse in time.
          3.4 Ownership of Interests. Such Seller is the lawful owner, beneficially and of record of the Interests in the respective Companies set forth in the Disclosure Schedule, free and clear of any Liens or Encumbrances of any kind or nature, other than Liens related to the Qualified Indebtedness. The Interests of the Companies set forth in the Disclosure Schedule constitute one hundred percent (100%) of the limited and general partnership interests of the Companies. Upon consummation of the transactions contemplated hereby, Buyer will acquire good, valid and indefeasible title to all the Interests of such Seller, free and clear of any Liens or Encumbrances.
          3.5 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of any Seller, threatened in writing against any Seller that would reasonably be expected to have a Material Adverse Effect on the ability of such Seller to perform its obligations under this Agreement, (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon any Seller that would reasonably be expected to have a Material Adverse Effect on the ability of such Seller to perform its obligations under this Agreement.
          3.6 Disclosure. No representation or warranty made by the Sellers or any Company in this Agreement, and no statement of Seller or any Company contained in any document, certificate, or other writing furnished or to be furnished by the Sellers or any Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Sellers know of no matter which has not been disclosed to Buyer pursuant to this Agreement which has or, so far as the Sellers can now reasonably foresee, will have a Material Adverse Effect. The Sellers have delivered or made available to Buyer accurate and complete copies of all agreements, documents, and other writings referred to or listed in this Agreement or in the Disclosure Schedules.

             3.7 Solvency. Each Seller is now, and will be at Closing, solvent and will not be rendered insolvent by any of transactions described hereunder.
             3.8 Securities Representations.
     (a) Each Seller is acquiring the Buyer Units for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. In acquiring the Buyer Units, such Seller is not offering or selling, and will not offer or sell, for himself or itself in connection with any distribution of the Buyer Units, and such Seller does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.
     (b) Each Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act. Additionally, each Seller acknowledges that he or it is able to fend for itself, can bear the economic risk of its investment in the Buyer Units, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that it is capable of evaluating the merits and risks of an investment in the Buyer Units.
     (c) Further, each Seller understands that such Buyer Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Buyer Units, when issued, will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations the Buyer Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each such Seller represents that he or it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Buyer (or a notation may be made in the appropriate records of the Buyer) in connection with the Buyer Units issued hereunder. It is agreed and understood by such Seller that, should any certificate be issued representing any of the Buyer Units, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable Law or other agreement, a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK ENERGY PARTNERS, L.P. RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
     Each Seller represents and acknowledges that Buyer is issuing the Buyer Units pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by the Sellers hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES
     Except as set forth on the Disclosure Schedules delivered by the Sellers to Buyer at or prior to the execution and delivery of this Agreement, each section of which qualifies the correspondingly numbered representation, warranty or covenant contained herein to the extent specified therein, each Seller and Laser Midstream, jointly and severally, represent and warrant to Buyer as follows:
          4.1 Organization. Each of the Companies is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation) and has the requisite organizational power and authority (including full corporate or other entity power and authority) to own or lease its assets and to conduct its business as it is now being conducted. Each of the Companies is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities are such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole. The Sellers have made available to Buyer true copies of all existing Organizational Documents of the Companies.
          4.2 No Conflict; Consents. The execution and delivery of this Agreement by Laser Midstream and the consummation of the transactions contemplated hereby by Laser Midstream do not and shall not:
     (a) violate any Law applicable to the Companies or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of the Companies;
     (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person, except as required by the HSR Act; or
     (d) (i) breach any Material Contract to which any Company is a party or by which any Company may be bound, (ii) result in the termination of any such Material

Contract, (iii) result in the creation of any Lien under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
             4.3 Capitalization.
     (a) The Interests constitute all of the issued and outstanding equity interests of the Companies. The Interests are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws), other than Liens related to the Qualified Indebtedness and except as set forth in the Organizational Documents of the Companies.
     (b) There are no (i) outstanding membership interests, equity interests or other securities of the Companies other than the Interests, (ii) outstanding securities of the Companies convertible into, exchangeable or exercisable for membership interests, equity interests or other securities of such entity, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from the Companies, or obligations of the Companies to issue, any equity interests or other securities, including securities convertible into or exchangeable for membership interests or other securities of such entity, or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of the Companies on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Companies to repurchase, redeem or otherwise acquire any Company Securities, except as set forth in the Organizational Documents of the Companies.
     (c) Except as described in the Disclosure Schedules, none of the Companies (i) owns, directly or indirectly, any capital stock, equity interests or other securities of any Person, or (ii) has any Subsidiaries.
             4.4 Litigation. No Company is (a) subject to any outstanding injunction,

judgment, order, decree, ruling, or charge or, (b) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To the Knowledge of the Sellers, no such action, suit, proceeding, hearing or investigation has been threatened against any Company.
             4.5 Financial Statements; Internal Controls; Undisclosed Liabilities.
     (a) Section 4.5 of the Disclosure Schedules includes the following consolidated financial statements (collectively, the “Financial Statements”): (i) audited balance sheets together with the related statements of income (loss), changes in owners’ equity, and cash flows as of and for the fiscal years ended December 31, 2005 for the Companies and all of the Retained Subsidiaries (the “Audited Financial Statements”); and (ii) (A) unaudited balance sheets together with the related statements of income (loss), changes in owners’ equity, and cash flows as of and for the fiscal years ended December 31, 2006 for the Companies and all of the Retained Subsidiaries; and (B) consolidated unaudited pro forma balance sheets, as of the Balance Sheet Date, and the statements of earnings and statements of cash flow as of and for the one month period ended as of the Balance Sheet Date, of the Companies other than the Retained Subsidiaries (collectively, the “Unaudited Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition of the Companies (and the Retained Subsidiaries as applicable) as of such dates and the results of operations of the Companies (and the Retained Subsidiaries as applicable) for such periods; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP. No Company is a party to any off-balance sheet arrangements that have or are reasonably likely to have a current or future Material Adverse Effect on the Companies taken as a whole.
     (b) None of the Companies has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, such Company’s financial reporting practices. All material transactions have been properly recorded in the accounting records underlying the Financial Statements. There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over the financial reporting of the Companies. To the Knowledge of the Sellers, no member of the management of the Companies or any other employee with a significant role in the internal control of the Companies over financial reporting has committed any act of fraud having a material effect on the Financial Statements.
     (c) None of the Companies has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud affecting such Company.
             4.6 Taxes. Except as set forth in the Disclosure Schedules, (a) all Tax Returns required to be filed by the Companies have (and as of the Closing Date will have) been timely filed (taking into account any extension of time to file granted or obtained) for all Taxable periods and such returns are correct in all respects, except where any such failure to file would not have a Material Adverse Effect on the Companies taken as a whole, (b) all Taxes due on such Tax Returns have been paid, will be timely paid prior to the Closing Date, or are adequately reserved against in the Financial Statements, (c) there are no Liens on any of the assets of the Companies that arose in connection with any failure to pay any Tax (other than Liens for Taxes not yet due and payable), (d) there is no claim or adjustment pending by any Governmental Authority in connection with any Tax, (e) no Tax Returns are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax, (g) no claim has been made by any Governmental Authority in a jurisdiction where the Companies do not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) the Companies are not parties to any Tax allocation or sharing arrangement, (i) the Companies have always been treated as either partnerships or disregarded entities for federal income tax purposes and have not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for federal income tax purposes, (j) no Company is a “foreign person” within the meaning of Section 1445 of the Code and the Regulations promulgated thereunder, (k) each Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and (l) at least 90% of the income of the Companies for the 12-month period preceding the Closing Date has been, or is expected to be, “qualifying income” within the meaning of Code Section 7704(d).

          4.7 No Undisclosed Liabilities. None of the Companies has Indebtedness for Borrowed Money, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (although the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), that (a) is not shown on the Financial Statements or the notes thereto or (b) was not incurred in the ordinary course of business since the Balance Sheet Date.
          4.8 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) there has not been any Material Adverse Effect on the Companies taken as a whole and (b) the business of the Companies taken as a whole has been conducted, only in the ordinary course.
          4.9 Contracts.
     (a) Schedule 4.9 contains a true and complete listing of the following Contracts in effect on the date of this Agreement and to which any Company is a party (each such Contract being a “Material Contract” and together the “Material Contracts”):
     (i) except for any intercompany indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money;
     (ii) each natural gas purchase, sale, transportation, gathering and processing services Contract;
     (iii) each Contract involving a remaining commitment by any Company to undertake capital expenditures in excess of $50,000;
     (iv) each Contract for lease of personal property or real property (but excluding easements and rights of way which are described in Section 4.17 of the Disclosure Schedules) that involves aggregate annual payments in excess of $50,000 ;
     (v) each employment Contract;

     (vi) except for Contracts of the nature described in clause (ii) above, each Material Contract between any Company or an Affiliate of such Company on the one hand, and another Company, on the other hand, that will survive the Closing and that cannot be cancelled by either Company upon thirty (30) days or less notice without payment penalty;
     (vii) each Contract pursuant to which any Company acquired assets or a business as a going concern;
     (viii) each Contract regarding the construction or operation of the assets and business owned by any Company;
     (ix) each Contract that provides for a limit on the ability of any Company to compete in any line of business or with any person or in any geographic area during any period of time after Closing; and
     (x) except for Contracts of the nature described in clauses (i) through (vii) above, each contract involving aggregate payments by or to any Company in excess of $50,000 in any future calendar year that cannot be terminated by any Company upon 60 days or less notice without payment penalty.
     (b) True and complete copies of all Material Contracts have been made available to Buyer.
     (c) Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by the Companies thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the applicable Company party thereto and, to the Knowledge of the Sellers and Laser Midstream, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. No Company is in material breach of any Material Contract, and no Company has received any written or, to the Knowledge of the Sellers and Laser Midstream, oral notice of termination or breach of any Material Contract.
             4.10 Intellectual Property.

     (a) The Companies own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of their business as presently conducted;
     (b) no party has asserted in writing against any Company a claim that such Company is infringing on the Intellectual Property of such third party; and
     (c) to the Knowledge of the Sellers and Laser Midstream, no third party is infringing on the Intellectual Property owned by any Company. Section 4.10 of the Disclosure Schedules sets forth a list of all software licenses to which such Company is a party and all Intellectual Property used by such Company.
             4.11 Employee Benefit Plans.
     (a) The Employee Benefit Plans established, maintained, contributed to, or required to be contributed to by any Company or any entity with which such Company is considered a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or with respect to which any Company or any ERISA Affiliate has any liability (contingent or otherwise) are set forth on Schedule 4.11(a). As used in this Agreement, “Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, co-employee, independent contractor, officer or director of any Company or any ERISA Affiliate or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Employee Pension Benefit Plan”) and any other pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, fringe benefit or any other similar plan, program or policy.
     (b) With respect to each Employee Benefit Plan, the Companies have provided Buyer with a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) all notices received by any Company or any ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency relating to such Employee Benefit Plan; and (v) a written description of each oral Employee Benefit Plan.
     (c) No Employee Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the only Employee Pension Benefit Plan maintained by the Companies and their ERISA Affiliates is a simple retirement account program that is intended to meet the requirements of Section 408(p) of the Code. The Companies do not maintain, contribute to or have any liability under a nonqualified deferred compensation plan subject to Section 409A of the Code.
     (d) No Employee Welfare Benefit Plan is subject to Sections 419A(b) and 419A(c) of the Code. All Employee Welfare Benefit Plans required to comply with the health care continuation coverage (“COBRA”) provisions of ERISA and the Code or similar state Laws have complied with such requirements.
     (e) Each Employee Benefit Plan has been operated and administered in accordance with its provisions and applicable Laws. All contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Financial Statements. All such contributions to an Employee Benefit Plan representing participant contributions have been made within the time required by applicable Law.
     (f) The Companies and their Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all Laws and Regulations applicable to the Employee Benefit Plans. Neither the Companies nor any of their

Affiliates has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Employee Benefit Plan which could reasonably be expected to result in any liability, and, to the knowledge of Sellers and Laser Midstream, (i) no prohibited transaction has occurred with respect to any Employee Benefit Plan and (ii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Employee Benefit Plan.
     (g) Neither the Companies nor any entity that is or has been an ERISA Affiliate of the Companies within the six years preceding the date of this Agreement has, within the six year period preceding the date of this Agreement sponsored, maintained, or contributed to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. No current or former Employee Welfare Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No current or former Employee Pension Benefit Plan is a multiemployer plan as defined in Section 3(37)(A) of ERISA.
     (h) The Companies and their Affiliates have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law, or death benefits for which premiums are paid solely by the employee or death benefits that are part of a simple retirement account..
     (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment or any other event, (i) entitle any current or former employee, co-employee, independent contractor, director or officer of the Companies or their Affiliates to severance pay, any change in control payment or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due, any such employee, co-employee, independent contractor, director or officer, or (iii) result in the disallowance of a deduction under Section 280G of the Code or an excise tax under Section 4999 of the

Code with respect to any such payment. Neither the Companies nor any Affiliate of the Companies has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i) or (ii) of this Section 4.11(i) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement or as provided in Section 6.5 of this Agreement.
     (j) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Sellers or Laser Midstream, threatened against any Company, any Affiliate of a Company or any Employee Benefit Plan, related to any Employee Benefit Plan (other than claims in the ordinary course of business). As of the date of this Agreement, no Employee Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of any governmental entity, and no Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.
     (k) Except as otherwise provided in this Agreement, each Company has the right to amend or terminate each Employee Benefit Plan with respect to such Company and its Affiliates at any time without incurring any liability other than with respect to benefits that have already accrued, become payable or been incurred under an Employee Benefit Plan.
     (l) Except as provided in Section 6.5, neither any Company nor any ERISA Affiliate of a Company has a formal plan, commitment or proposal, whether legally binding or not, nor has any of them made a commitment to employees, co-employees, officers, directors, consultants or independent contractors to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan to increase benefits, and no such plan, commitment or proposal is under serious consideration. To the knowledge of Sellers or Laser Midstream, no events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

     (m) Each Employee Benefit Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5000(b)(1) of the Code or 45 C.F.R. Section 160.103, has been operated at all times in compliance with the provisions of HIPAA and any applicable, similar state law. As used in this Agreement, “HIPAA” means the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any Regulations promulgate thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.

             4.12 Environmental Matters. Except as set forth in Section 4.12 of the Disclosure Schedules:
     (a) To the Knowledge of the Sellers and Laser Midstream, the operations of the Companies are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits;
     (b) The Companies are not subject to any outstanding order, judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation of any Constituents of Concern or the payment of any material fine or penalty; and
     (c) The Companies are not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.
             4.13 Compliance with Laws; Permits.
     (a) To the Knowledge of the Sellers and Laser Midstream, the Companies are in compliance with all applicable Laws. Notwithstanding any provision in this Section 4.13 (or any other provision of this Agreement) to the contrary, Section 4.11 and Section 4.12, shall be the exclusive representations and warranties with respect to employee benefits and environmental issues, as well as related matters, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 4.13.
     (b) The Companies possess all Permits necessary to own their respective assets and operate their respective business as currently conducted. All such Permits are in full force and effect. There are no lawsuits or other proceedings pending or, to the Knowledge of the Sellers, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Each Company has complied with all requirements and has taken all actions necessary to obtain and maintain the applicable Permits in full force and effect.

             4.14 Insurance. Section 4.14 of the Disclosure Schedules contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of any Company as of the date of this Agreement. All policies are in effect, and no Company has received any rejected claim notice, any notice of cancellation. To the Knowledge of the Sellers and Laser Midstream, all policies are capable of being renewed in substantially the same coverages and coverage amounts upon payment of a reasonably similar premium payment.
             4.15 Labor Relations; Employment Matters.
     (a) Section 4.15(a) of the Disclosure Schedules identifies all Employees by name; employer; position or job title; initial date of hire; seniority or service credit date if different from initial date of hire; status (whether active or on leave absence, and if on leave, the type of leave); compensation by type (base salary, commission, bonus, and the like); and accrued but unused vacation, sick or other paid leave and the rate at which such paid leave is accrued.
     (b) Except as set forth in the Disclosure Schedules, (i) no Company is a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract; (ii) there are no current or to the Knowledge of the Sellers and Laser Midstream, threatened organizational campaigns, petitions or other unionization activities with respect to the Employees and there have not been any such activities within the past three (3) years; (iii) there is no current, pending, or, to the Knowledge of the Sellers and Laser Midstream, threatened strikes, disputes, slowdowns, work stoppages or other labor controversy involving any Company or the Employees and there have not been any such activities within the past three (3) years; (iv) there are no unfair labor practice complaints or any union representation questions or certification petitions involving any Company or any Employee pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years.
     (c) Except as set forth in the Disclosure Schedules, (i) no Company is a party to any Contract or agreement of employment or to provide consulting or personal services that cannot be terminated at will without notice by and at no expense to such Company; (ii) each Company has timely paid or made provision for payment of, and has properly accrued for in the Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment; (iii) no severance payment, stay-on or incentive payment, change-in-control payment, vacation, sick or other paid leave payment, or similar payment or obligation will be owed by any Company to any director, officer, Employee or other persons upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, Employee or other person be entitled to any such payments a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment or relationship; (iv) no current or former employee or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of any Company; (v) no Company is a party to, or otherwise bound by, any Order or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee; (vi) no Company has or is required by applicable Law to have an affirmative action plan; (vii) each Company has complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days; and (viii) no Company has had a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) within the last four year (4) years.
     (d) Each Company has complied, and is in compliance, with all Laws (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information. There are no pending or, to the Knowledge of the Sellers and Laser Midstream, threatened Proceedings of any kind and in any forum by or on behalf of any present or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, or privacy of health information, and there have been no such Proceedings within the past three (3) years. There is no current or, to the Knowledge of the Sellers and Laser Midstream, threatened Proceeding in any forum in which any current or former director, officer, Employee or agent of any Company is or may be entitled to indemnification. No Company has breached and is not in breach of any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis.
             4.16 Books and Records. The books of account, minute books, membership interest transfer books and other records of the Companies, all of which have been made available to the Buyer, are (i) complete and correct, (ii) accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the issuer; and (iii) maintained in accordance with a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles and (II) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Companies contain accurate and complete records of all meetings held of and action taken by the members and managers of the Companies and no meeting of such members or of any such managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Sellers.
             4.17 Title to Properties and Related Matters.
     (a) Section 4.17(a) of the Disclosure Schedules describes the Systems along with all real property, leaseholds or other interests in real property owned by the Companies. The Sellers have delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the applicable Company acquired the Systems and such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of such Company and relating to such property or interests.

     (b) Other than Permitted Liens, the interests of the Companies in and to the Systems are now, and will be at Closing, free and clear of all Encumbrances.
     (c) Subject to the completion of the Restructuring, the Companies own, with good and indefeasible title in the case of real property, and good title with respect to all other assets, including, but not limited to the Systems, subject only to the Permitted Liens, all the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned in the books and records of the applicable Company, including, but not limited to, all the properties and assets reflected in the balance sheet (except for assets held under capitalized leases disclosed and personal property sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice), and all the properties and assets purchased or otherwise acquired by the applicable Company since the Balance Sheet Date (except for personal property acquired and sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice). All tangible assets are in good working condition, except for normal wear and tear and except for such assets not in good working condition and have been maintained in accordance with standard industry practice and the assets sufficient to allow each Company to conduct its business immediately after the Closing Date consistent with historical operations of the Companies.
     (d) All buildings, plants and structures owned by the Companies lie wholly within the boundaries of the real property owned by the applicable Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
             4.18 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Company.
             4.19 Company Guaranties. Section 4.19 of the Disclosure Schedules contains a complete and accurate list of all Company Guaranties necessary to operate the business and assets of the Companies. No Company has Knowledge of any proposed increase to the amount of any Company Guaranty upon the consummation of the transactions contemplated hereby.
             4.20 No “Take or Pay”. There are currently no arrangements under any of the

Material Contracts by which any Company will be obligated by virtue of a prepayment arrangement, a “take-or-pay“ arrangement, a production payment or any other arrangement, to sell, transport or deliver hydrocarbons at some future time without then or thereafter being entitled to receive full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons purchased or transported prior to the date of this Agreement.
          4.21 Pipeline Easements. No Company has received written notice of default or termination from any third Person and neither the Sellers nor any Company have Knowledge of any deficiency in any easement or right of way with respect to the entire route of all pipelines owned and used or held for use with respect to any asset which is a gathering line, processing plant or related facility which might result in a material impairment or loss of title to the real property of the value thereof or which could hinder or impede the operations of the Systems or materially affect the ability of Buyer to own and operate the Systems from and after Closing in the ordinary course of business as conducted by the applicable Company prior to Closing. Other than sales or assignments to customers, any Company has not sold or assigned any easement, in whole or in part, or any undivided interest therein to any party whatsoever.
          4.22 Pipeline Matters. Section 4.22 of the Disclosure Schedules sets forth summary historical throughput data (but only to the extent any Company possess such throughput data) for the period of January 1, 2006 through February 28, 2007, including volume information.
          4.23 Insider Interests. No member, manager, partner, director, shareholder, officer, employee, or Affiliate of any Company or any associate thereof is presently, directly or indirectly, a party to any transaction with any Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such member, manager, partner, director, shareholder, officer, employee, Affiliate, or associate thereof. No member, manager, partner, director, shareholder, officer, employee, or Affiliate of any Company (other than Thomas O. Whitener, Jr. and Peter W. Augustini) or any associate thereof owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of any Company. For purposes of this Section only, an “associate” of any member, manager, partner, director, shareholder, officer, or employee means (i) a spouse, parent, sibling, child, mother- or father-in-

law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder, officer, or employee or (ii) any corporation, partnership, trust, or other entity in which such member, manager, partner, director, shareholder, officer, or employee or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.
          4.24 FCC Licenses. None of the Companies are required to carry, hold, or maintain any license, permit, certificate, approval, franchise, consent, waiver, registration, or other authorization issued by the Federal Communications Commission.
          4.25 Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Companies as reflected on the Unaudited Financial Statements or arising since the date thereof are valid obligations of the respective makers thereof and have arisen in the ordinary course of business for goods or services delivered or rendered, and, to the Knowledge of the Sellers and Laser Midstream, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected on the Unaudited Financial Statements (in the case of receivables so reflected) or on the books of the Companies (in the case of receivables arising since the date thereof). The allowances for doubtful accounts reflected on the Unaudited Financial Statements and on the books of the Companies were determined in accordance with generally accepted accounting principles and were and are reasonable in light of historical data and other relevant information.
          4.26 Bank Accounts and Powers of Attorney. Section 4.26 of the Disclosure Schedules includes (i) the name and address of each bank or other financial institution with which the Companies have an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Companies and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from any Company. No such proxies, powers of attorney, or other like instruments are irrevocable.

          4.27 Investments. The temporary cash investments reflected on the balance sheets included in the Unaudited Financial Statements have maturities not more than 12 months from the date of acquisition by a Company and consist of: (i) securities issued or guaranteed or insured by the United States of America or any agency or instrumentality thereof; (ii) time deposit certificates of deposit and banker’s acceptances of commercial banks organized under the Laws of the United States of America or any state thereof with total assets of more than $50,000,000; (iii) commercial paper issued by any person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; or (iv) shares of money market funds substantially all of whose assets are comprised of securities or assets of the type described in clauses (i) through (iii) above.
          4.28 Illegal Payments. None of the Companies or any director, officer, employee, or agent of the Companies has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Companies, which the Companies or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any applicable Law.
          4.29 Offerings of Securities. All securities which have been offered or sold by the Companies have been registered pursuant to the Securities Act and applicable state securities Laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Companies have no obligation to register any of their securities under the Securities Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
     Buyer hereby represents and warrants to the Sellers as follows:
          5.1 Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own or lease its assets and to conduct its business as it is now being conducted.
          5.2 Authorization; Enforceability. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited partnership proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          5.3 Capitalization. The Buyer Units, and the limited partner interests represented thereby, are duly authorized in accordance with the Organizational Documents of Buyer and are validly issued, fully paid and nonassessable and are free and clear of any Lien, other than Permitted Liens, or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Buyer Units, subject only to applicable securities Laws), except as set forth in the Organizational Documents of Buyer. Except as set forth in the SEC Reports, Buyer is not currently prohibited, directly or indirectly, from making distributions with respect of the Buyer Units or from repaying any loans or advances or from transferring any property or assets to any of its Subsidiaries. The Common Units of the Buyer that make up the Buyer Units conform to the description thereof in the SEC Reports.
          5.4 No Conflict; Consents. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:
     (a) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
     (b) violate any Organizational Document of Buyer; or
     (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person, except as required by the HSR Act.
          5.5 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.
          5.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Company.
          5.7 Financial Ability. Buyer has, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.
          5.8 Independent Investigation. Buyer and its Representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Companies. Except for the representations and warranties made by the Sellers in this Agreement or in any certificate or written statement furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, the Buyer acknowledges that there are no representations or warranties, whether oral or written, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of each Company, as to the accuracy or completeness of information obtained by Buyer during its investigation of each Company, and in entering into and performing this Agreement, Buyer has relied and will rely solely upon its independent investigation of, and judgment with respect to, each Company, its value and the Interests.
          5.9 SEC Filings. Buyer has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since October of 2006. (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by Buyer to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act. The financial statements of Buyer included in the SEC Reports, including the related notes thereto including the related notes thereto (the “Buyer Financial Statements”), when filed, fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Buyer as of the dates thereof or for the periods presented therein.
          5.10 Tax Status. Since its formation and through the date of this Agreement, Buyer has been a partnership for federal income tax purposes and not taxed as a corporation under Code Section 7704(a).

ARTICLE VI
COVENANTS
          6.1 Conduct of Business.
     (a) From the date of this Agreement through the Closing, the Sellers shall cause the Companies to operate their business in the ordinary course and, without limiting the generality or effect of the foregoing, the Sellers will use their commercially reasonable efforts to cause each Company to preserve intact its business and its relationships with customers, suppliers and others having business relationships with such Company, in each case in all material respects.
     (b) Without limiting the generality or effect of Section 6.1(a) and except for the Restructuring or as otherwise set forth on Section 6.1 of the Disclosure Schedule, prior to the Closing, the Sellers shall cause each Company not to, and the Sellers and each Company shall not take any action to permit any other Company to:
     (i) amend its Organizational Documents;
     (ii) liquidate, dissolve, recapitalize or otherwise wind up its business;
     (iii) except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing or taken into account in the determination of the Net Working Capital), (B) make any change in its key management structure or (C) adopt, enter into or amend in any material respect any Employee Benefit Plan;
     (iv) change its accounting methods, policies or practices, except as required by applicable Law;
     (v) sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of a Material Contract;

     (vi) make any capital expenditure other than as permitted in Section 2.2(f) hereof;
     (vii) incur any indebtedness outside the ordinary course of business consistent with past practices of any Company, other than in accordance with the Cap Ex Budget attached hereto as Exhibit C;
     (viii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);
     (ix) issue or sell any equity interests, notes, bonds or other securities of any Company (except for intercompany loans from or to the Sellers or their Affiliates in the ordinary course of business), or any option, warrant or right to acquire same;
     (x) amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning Taxes; make any Tax election except elections consistent with past practices and that are required to be made in connection with Tax Returns filed for any Tax period ending on or prior to the Closing Date; file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes; or
     (xi) agree, whether in writing or otherwise, to do any of the foregoing.
          6.2 Access. From the date hereof through the Closing, the Sellers shall afford Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of the Companies and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Companies as Buyer and such Representatives may reasonably request. The Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the

Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and the Sellers shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the Companies or the Sellers relating to such information or would cause the Companies or the Sellers to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. Buyer and the Sellers shall cooperate to ensure that the provision of access hereunder to Buyer and its authorized Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al.
          6.3 Third Party Approvals. Buyer and the Sellers shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, the Companies, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
          6.4 Regulatory Filings.
     (a) From the date of this Agreement until the Closing, the Parties shall, and shall cause their respective Affiliates to:
     (i) make or cause to be made the filings required by such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, including filings required under the HSR Act;
     (ii) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials;
     (iii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;
     (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings;

     (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings;
     (vi) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable;
     (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and
     (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law.
     (b) If a Party intends to participate in any meeting with any Governmental Authority with respect to such HSR Act filings, it shall give the other Party reasonable prior notice of such meeting.
     (c) In connection with any filing under the HSR Act, Buyer and Laser Midstream II agree to split any filing fee equally. If this Agreement is terminated or the Closing does not otherwise occur for any reason other than the fault of the Sellers, Buyer shall be responsible for the entire filing fee.
          6.5 Employee and Benefit Matters.
     (a) From and after the date hereof, Buyer shall have the right to interview and evaluate each of the Employees of the Companies for retention with Buyer. On or before the date that is ten (10) Business Days after the date of this Agreement, Buyer shall notify the Sellers in writing of the identities of any Employees that will not be retained by Buyer after the Closing Date (“Non-Retained Employees”). On or before the Closing Date the Sellers shall terminate the employment of all such Non-Retained

Employees or transfer the employment of all such Non-Retained Employees to an entity whose Interests are not being acquired by Buyer. Any severance payment or other compensation due to any Non-Retained Employee as a result of such termination or transfer of employment shall be the responsibility and liability of the Sellers and included as a current payable in the Net Working Capital adjustment. Any obligation or liability with respect to the Employees, or relating to employment or terms and conditions of employment, arising on or before the Closing Date, and with respect to the Non-Retained Employees, arising on or after the Closing Date, shall be the sole responsibility of the Sellers, and the Sellers shall indemnify and hold harmless Buyer and its respective Affiliates with respect to any such liability or losses. Any severance payment, other compensation, or Loss resulting from the termination upon or after the Closing Date of the employment of any Employee not designated by Buyer as a Non-Retained Employee in accordance with the requirements of this Section 6.5(a) (each such Employee a “Retained Employee”) shall be the responsibility and liability of Buyer. Except as otherwise provided in this Section 6.5(a), the Sellers shall indemnify and hold harmless Buyer and its respective Affiliates with respect to all Losses relating to or arising out of Buyer’s designation of Non-Retained Employees and the employment, terms and conditions of employment, termination, or transfer of the employment of Non-Retained Employees (including any claim of discrimination or other illegality in such designation, termination, or transfer). Except as expressly provided herein, Buyer shall be solely responsible for all employee benefits, compensation and all other liabilities with respect to the Retained Employees with respect to such Retained Employees’ service from and after the Closing Date. On or before the first anniversary of the Closing Date, if Buyer terminates the employment of any Retained Employee, other than for retirement, voluntary resignation by the Retained Employee, death, Inability to Work, or Cause, or if any Retained Employee terminates employment with Buyer for Good Reason, such Retained Employee shall be entitled to receive upon termination a severance payment (the “Severance Payment”)from Buyer in a lump sum amount equal to the Retained Employee’s salary in effect on the Closing Date for six (6) months; provided, however, that the payment of such Severance Payment shall be delayed for a period of six (6) months and two (2) days after the Employee’s separation from service if such Retained Employee is a “specified employee” as defined in, and such delay is required by, Section 409A of the Code and guidance issued thereunder. Nothing in this Agreement obligates the Buyer or its Affiliates to retain the employment of any Retained Employee for any specified period of time after the Closing Date or limits the right of Buyer or its Affiliates to terminate the employment of any Retained Employee at any time, with or without advance notice, and for any reason; provided, however, that Buyer shall provide the Retained Employees with salary and benefits which are in the aggregate equal to the salary and benefits provided to such Retained Employees by the applicable Company and Buyer shall provide the Retained Employees with service credit for eligibility and vesting purposes (but not for purposes of benefit accruals) under the employee benefit plans, programs and policies of Buyer on the same basis as previously provided such Retained Employees for service with the Companies and any predecessors under the Employee Benefit Plans.
     (b) The Companies shall cease making contributions to the simple individual retirement accounts of the Retained Employees after the Closing Date, and the simple individual retirement accounts for the Non-Retained Employees shall be assumed by Laser Midstream II or one of its Affiliates as of the Closing Date. The Companies will have no liability under or in connection with such individual simple retirement accounts.
     (c) Prior to the Closing, Laser Midstream II will assume the Equity Participation Plan maintained by Laser Midstream. The Companies will have no liability under or in connection with such Equity Participation Plan.
          6.6 Books and Records. From and after the Closing, Buyer shall preserve and keep a copy of all books and records relating to the business or operations of the Companies on or before the Closing Date in Buyer’s possession for a period of at least five (5) years after the Closing Date. After such five (5) year period, before Buyer shall dispose of any such books and records, Buyer shall give the Sellers at least ninety (90) days’ prior notice to such effect, and the Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as the Sellers may select. Buyer shall provide to the Sellers, at no cost or expense to the Sellers, full access to such books and records as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Companies in connection with matters relating to the business or operations of the Companies on or before the Closing Date and any disputes relating to this Agreement.

          6.7 Permits. The Companies shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. The Companies shall cooperate with Buyer to provide information necessary to apply for such Permits.
          6.8 Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Companies, or any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Companies to, any Person that is considering making or has made an Acquisition Proposal. The Companies and their Affiliates shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Seller and the Companies all confidential information heretofore furnished to such person by or on behalf of any of the Sellers or any Company. If any of the Sellers, any of the Companies or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, such Seller and such Company shall immediately communicate to Buyer that it has received an Acquisition Proposal. The term “Acquisition Proposal”, as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving any Company or its assets or the acquisition of any equity interest in any Company, other than the transactions contemplated by this Agreement.
          6.9 Noncompetition and Nonsolicitation.
     (a) The Sellers acknowledge that in consideration of the payment of the Consideration, Buyer is purchasing the business, including complete ownership and control of such business, which includes the inherent goodwill related thereto of the Companies. Therefore, the Sellers agree that for a period commencing upon the Closing Date and ending upon the six month anniversary thereof, the Sellers will not and will not permit any Affiliate, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is in competition in any manner whatsoever with the gas transmission, gathering, producer services or processing business of the Companies or Buyer at the date hereof within the geographical locations listed on Schedule 6.9 hereto (the “Restricted Territory”), provided, however that the Sellers may continue through the ownership of the Retained Subsidiaries to operate any assets owned by, or engage in the gas transmission, gathering, producer services or processing business of the Companies or Buyer through, such Retained Subsidiaries as of the Closing Date.
     (b) From the six month anniversary of the Closing Date through the third anniversary of the Closing Date, the Sellers shall remain subject to the restrictions of Section 6.9(a), but in addition to the exemptions permitted by Section 6.9(a), the Sellers and/or the Retained Subsidiaries may acquire, after the Closing Date, either directly or indirectly, assets or contracts, or entities owning assets or contracts, located within or relating to the Restricted Territory and related to the gas transmission, gathering, producer services or processing business of the Companies or Buyer; provided, however, that the Sellers and/or the Retained Subsidiaries shall be prohibited from the use of such assets or contracts in competition with Buyer in the gas transmission, gathering, producer services or processing business only within, but not outside of, the Restricted Territory until the third anniversary of the Closing Date.
     (c) The Sellers represent to Buyer that the enforcement of the restriction contained in Section 6.9(a) and (b) would not be unduly burdensome to the Sellers and that in order to induce Buyer to enter into this Agreement, the Sellers further represent and acknowledge that each of them is willing and able to compete in areas other than the Restricted Territory.
     (d) The Sellers agree that a breach or violation of this covenant not to compete by the Sellers shall entitle Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer may show itself justly entitled. Further, during any period in which either Seller is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that such Seller is in breach hereof.

     (e) In the event that Sellers, during the period commencing on the Closing Date and ending on the eighteen month anniversary of the Closing Date, desires to sell or exchange (a “Disposition”) assets or contracts, or entities owning assets or contracts, located within or relating to the counties or parishes which are or were part of the Restricted Territory, Sellers shall have no right to make such Disposition without first giving notice to Buyer of its desire to make such Disposition. If the Sellers either have a bona fide offer from a third party for such Disposition or desire to solicit offers from third parties for such Disposition, the notice shall contain a sufficient description of the applicable assets, business plans, historical and future financial data to allow Buyer to make a bona fide offer. Buyer may exercise its rights under this Section 6.9(e) by delivering written notice within ten (10) Business Days of its receipt of the notice of intent to make the Disposition sent by Sellers. The failure of Buyer to exercise such right within such ten (10) Business Day period shall be regarded as a waiver of its right to acquire the assets or contracts, or entities covered by the Disposition Notice. If Sellers do not complete the Disposition within a period of six (6) months after the initial notice from Sellers to Buyer, Sellers shall be required to again comply with the provisions of this Section 6.9(e) before making a Disposition.
     (f) In addition to the restrictions set forth in Section 6.9(a) and (b), each Seller shall not nor will it permit any Affiliate, for a period commencing upon the Closing Date and ending upon the third anniversary thereof, either directly or indirectly, (i) make known to any person the names and addresses of any of the customers of the Companies or contacts of the Companies within the industry or any other information pertaining to such customers or contacts or (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Companies provided, however, such Sellers shall be permitted to solicit or attempt to solicit such customers for business outside the Restricted Territory. In addition, for a period commencing upon the Closing Date and ending eighteen months thereafter, each Seller shall not nor will it permit any Affiliate to recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee of any Company while they are employed by such Company.
     (g) The representations and covenants contained in this Section 6.9 on the part of the Sellers will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Sellers against Buyer or any officer, director, or shareholder of Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants of the Sellers contained in this Section 6.9.
     (h) If either Seller violates any covenant contained in this Section 6.9 and Buyer brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of the Seller contained in this Section 6.9 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the Closing Date and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of the Sellers in this Section 6.9.
     (i) The parties to this Agreement agree that the limitations contained in this Section 6.9 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.
     (j) The covenants of the Sellers contained in this Section may be assigned by Buyer to any person to whom the business of the Companies is transferred substantially as an entirety, it being the intention of the parties hereto that such covenants shall inure to the benefit of any successor to the business and assets of the Companies, with the same force and effect as if such covenants had been made directly to such successor or successors.
          6.10 Owner Marks. From and after the Closing, Buyer shall have a limited right, title, interest, and license to use the word “Laser” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Owner Marks”). From and after the Closing, Buyer agrees that it shall use commercially reasonable efforts to (a) cause the Companies to cease using the Owner Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated

(e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Owner Marks as promptly as possible after the Closing and in any event within 180 days following the Closing Date, (b) remove, strike over or otherwise obliterate all Owner Marks from all assets and all other materials owned, possessed or used by the Companies and (c) to cause any third parties using or licensing Owner Marks on behalf of or with the consent of the Sellers, to remove, strike over or otherwise obliterate all Owner Marks from all materials owned, possessed or used by such third parties.
          6.11 Financial Statements. The Sellers shall use commercially reasonable efforts to assist Buyer in preparing financial statements of the Companies in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC by Buyer as a result of the transactions contemplated by this Agreement and the acquisition of the Companies by Buyer. As soon as available, the Sellers shall deliver to Buyer the audited financial statements for the year ended December 31, 2006. The Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining the consent of the independent public accounting firm that prepared such audited financial statements in order to include such audit financial statements in any registration statement filed by Buyer.
          6.12 Representation Letters. Each Seller shall use its commercially reasonable efforts to cause the independent public accountants of the Companies to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.
          6.13 NASDAQ Listing Agreement. Promptly after the Closing Date, Buyer shall file or cause to be filed an additional listing application with the NASDAQ Stock Market LLC for approval of listing the Buyer Units on the NASDAQ Global Market upon effective registration of the Buyer Units with the SEC.

ARTICLE VII
TAX MATTERS
          7.1 Character and Treatment of Transaction.
     (a) Sale Portion of Transaction. Buyer and the Sellers agree to treat the sale of the Interests as set forth in Section 2.2(a) for U.S. federal income tax purposes as a sale on the Closing Date of a portion of the Interests, all pursuant to Regulations Section 1.707-3(a) and in accordance with Examples 1 and 6 of Regulations Section 1.707-5(f).
     (b) Contribution Portion of Transaction. Buyer and the Sellers agree to the treat the contribution of the Interests not sold pursuant to Section 2.2(a) as a contribution by the Sellers to the Buyer in exchange for Buyer Units pursuant to Regulations Section 1.721-1 and the assumption of the Qualified Indebtedness pursuant to Regulations Section 1.707-5(a)(1) subject to the following:
     (i) Except as provided in Section 7.1(b)(ii) below, the Qualified Indebtedness was incurred to acquire or make capital expenditures to property of the Companies and is intended, and the parties expect it, to qualify as a “qualified liability” under Regulations Section 1.707-5(a)(6).
     (ii) Of the total $37,000,000 of Qualified Indebtedness, a portion of such Qualified Indebtedness was incurred to acquire, and is allocable for Tax purposes to, the Retained Interests and the Interests sold pursuant to Section 2.2(a), and will not qualify as a “qualified liability” under Regulations Section 1.707-5(a)(6). The Sellers estimate such portion to be $2,506,000 and, prior to Closing, shall advise Buyer in writing of the exact amount of such Qualified Indebtedness that will not qualify as a “qualified liability” under Regulations Section 1.707-5(a)(6).
     (iii) Of the remaining $34,494,000 of the Qualified Indebtedness (all of which is intended, and the Parties expect to qualify as a “qualified liability” under

Regulations Section 1.707-5(a)(6)), approximately $25,559,000 thereof (the “Taxable Qualified Liability”) will be treated, under Example 6 of Regulations Section 1.707-5(f), as a taxable transfer of additional consideration to Sellers pursuant to a sale of a portion of the Interests, with the remaining approximately $8,935,000 thereof (the “Nontaxable Qualified Liability”) being treated as a non-taxable assumption of that portion of the Qualified Indebtedness in connection with the contribution of a portion of the Interests by Sellers to the Buyer. Prior to the Closing, the Sellers shall advise the Buyer of the exact amount of both the Taxable Qualified Liability and the Nontaxable Qualified Liability.
     (c) Valuations & Allocations. All valuations and Consideration allocations shall be as set forth in Section 7.1(c) of the Disclosure Schedules hereto, particularly as follows (collectively, the “Allocation”):
     (i) The Cash Payment shall be deemed to have acquired that portion of the Interests set forth in Section 7.1(c) of the Disclosure Schedules.
     (ii) The Consideration described in Section 2.2(b) shall be deemed to have acquired that portion of the Interests set forth in Section 7.1(c) of the Disclosure Schedules.
     (iii) A portion of the Qualified Indebtedness shall be treated as currently taxable consideration under Example 6 of Regulations Section 1.707-5(f) as set forth on Section 7.1(c) of the Disclosure Schedule.
     (d) Allocation Consistency. The Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, for purposes of Code Sections 721 and 751, and for purposes of future allocations under Code Section 704(c) in a manner consistent with Section 7.1(c) of this Agreement and of the Disclosure Schedules hereto. If the Consideration is adjusted pursuant Sections 2.2, 2.3, 2.4 or otherwise, then the Sellers shall prepare such adjustment to Section 7.1(c) of this Agreement and of the Disclosure Schedules which adjustment shall be submitted to Buyer, and the Sellers and Buyer shall use their best efforts to agree on the final adjustment within 30 days after the determination of the adjusted Consideration. Buyer and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the Sellers may reasonably request in preparing any required adjustment to Section 7.1(c) of this Agreement and of the Disclosure Schedules. If, contrary to the intent of the parties hereto as expressed in this Section 7.1(d), any Taxing authority makes or proposes an allocation different from as set forth in Section 7.1(c) of this Agreement and of the Disclosure Schedules hereto determined under this Section 7.1(d), the Sellers and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
     (e) Tax Treatment of Adjustments to Consideration. For Tax purposes, the parties agree to treat all payments made under Sections 2.2(c), (f) and (g), and Section 2.3, or under any indemnity provision contained in this Agreement (including any Escrow Deposit retained by Buyer), or for breaches of representations, warranties, covenants or agreements, as adjustments to the Cash Payment.
             7.2 Pre-Closing Restructuring. Prior to Closing, the Companies shall cause the transfers outlined in Section 7.2 of the Disclosure Schedules to occur (the “Restructuring”), including the following:
     (a) Transfer of Retained Subsidiaries. Ownership of the Retained Subsidiaries shall have been transferred from Laser Midstream to Laser Midstream II;
     (b) Transfer of Panola Gathering System. Laser Midstream shall have transferred and conveyed to a Subsidiary of Laser Midstream all the assets and operations associated with the Panola Gathering System;
     (c) Section 754 Election. The Sellers shall have make or have made a protective election under Code Section 754 for each Interest sold; and
     (d) Neutral Tax Impact. All the transfers outlined in Section 7.2 of the Disclosure Schedules shall be effected in a manner which does not result in a negative Tax impact on any Company or Buyer.

             7.3 Post-Closing Tax Covenants. The Sellers and Buyer agree to the following post-Closing covenants:
     (a) Buyer covenants that for until the earlier of (i) the first anniversary of the Closing Date, or (ii) the date that all of the Buyer Units transferred pursuant to Section 2.2(b) have been sold in a transaction resulting in a basis adjustment under Code Section 743 for the benefit of the transferee, that Buyer and its affiliates will not dispose of any material asset or assets contributed to Buyer pursuant to Section 2.2(b) if any such disposition or series of dispositions would accelerate or increase income or other positive adjustments with respect to the Buyer Units transferred to the Sellers pursuant to Section 2.2(b) provided, however, nothing in the Section 7.3(a) shall prevent or prohibit an acquisition of or merger with Buyer or a sale of all or substantially all of the assets of Buyer and its subsidiaries; and
     (b) The Sellers and Buyer agree, for the avoidance of doubt, that any accumulated depreciation attributable to the Interests contributed in exchange for Buyer Units pursuant to Section 2.2(b) will not be duplicated in computing any amounts under Code Section 751(c) and 751(d).
             7.4 Responsibility for Filing Tax Returns and Paying Taxes. The Sellers shall file all Tax Returns required to be filed by or with respect to each Company for a Pre-Closing Tax Period. For the avoidance of doubt, the Sellers shall cause to be prepared and timely filed the final federal income Tax Return for Laser Midstream and the other Companies on IRS Form 1065 for the period that ends on the Closing Date. The Sellers shall pay all Taxes owed with respect to a Pre-Closing Tax Period with respect to Laser Midstream and each of the other Companies to the extent such Taxes are not taken into account in the calculation of Estimated Closing Date Working Capital. Except as provided in the following sentence, Buyer shall file all other Tax Returns required to be filed by or with respect to Laser Midstream and each of the other Companies and shall pay all other Taxes owed with respect to Laser Midstream and each of the other Companies or any of their assets. Liability for Taxes for any Tax period that includes but does not end on the Closing Date (a “Straddle Period”) shall be apportioned between Buyer and the Sellers as follows: (i) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned on a ratable daily basis; and (ii) all other Taxes, including income Taxes, shall be apportioned based on an interim closing of the books of Laser Midstream and each of the other Companies as of the Closing Date. For this purpose, any franchise Tax paid or payable with respect to any Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax. Buyer and the Sellers shall each provide the other with all information reasonably necessary to prepare a Tax Return. Notwithstanding the foregoing, Sellers shall be solely responsible for all Taxes and Tax Returns with respect to the Retained Subsidiaries.
          7.5 Responsibility for Tax Audits and Contests. The Sellers shall control any audit or contest with respect to a Pre-Closing Tax Period and Buyer shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Buyer nor the Sellers shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold. Buyer and the Sellers shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.
          7.6 Tax Refunds. The Sellers shall be entitled to any refund of Taxes paid with respect to a Pre-Closing Tax Period. Buyer shall be entitled to any refund of Taxes paid with respect to a Post-Closing Tax Period. Refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and the Sellers. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.
          7.7 Transfer Taxes. The Sellers shall be jointly responsible for state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement including, but not limited to, the Restructuring. .
          7.8 Disputes over Tax Provisions. The Accountants shall resolve any dispute between Buyer and the Sellers over the calculation of Taxes and under this Article VII substantially in the manner described in Section 2.4(a)(iii).

          7.9 No Limit on Indemnity. This Article VII shall be expressly subject to the limits on indemnity set forth in Article IX hereof.

ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
     (a) Representations, Warranties and Covenants of Sellers. (i) Each of the representations and warranties of the Sellers made in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) the Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or before the Closing, and (iii) each Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.1(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. Except as otherwise provided herein, all consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement have been obtained;
     (c) HSR Approval. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

     (e) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from any Company incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;
     (f) Resignations of Officers and Directors. Buyer shall have received the resignations (or evidence of removal) of each officer or director of each Company effective as of the Closing;
     (g) No Material Adverse Change. Since the Balance Sheet Date, there shall not have been a material adverse change in the business, assets, results of operations, or condition (financial or otherwise) of the Companies taken as a whole;
     (h) Legal Opinions. Buyer shall have received an opinion of counsel for the Sellers substantially in the form attached hereto as Exhibit D;
     (i) Financial Statements. Buyer shall have received (i) audited financial statements for the year ended December 31, 2006 for the Companies and the Retained Subsidiaries, and (ii) unaudited pro forma balance sheets as of February 28, 2007, and the statements of earnings and statements of cash flow as of and for the two months ended February 28, 2007, of the Companies other than the Retained Subsidiaries;
     (j) Working Capital. Buyer shall have received the Estimated Closing Date Balance Sheet and the Sellers’ written calculation of the Estimated Working Capital Adjustment and shall have agreed to such Estimated Working Capital Adjustment, subject to the terms of Section 2.2(b);
     (k) Books and Records. Buyer shall have received all original books and records of the Companies and control of all of the assets of the Companies;
     (l) Transition Agreement. Laser Midstream II shall have executed and delivered a Transition Agreement, substantially in the form of Exhibit E hereto pursuant to which Laser Midstream II shall provide for the services described therein for a period of ninety (90) days after Closing;

     (m) Restructuring. The Restructuring pursuant to Section 7.2 shall have been completed;
     (n) Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B hereto;
     (o) Not a Foreign Person. Each Seller shall deliver to Buyer on or before the Closing Date, an affidavit to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations promulgated thereunder. If, on or before the Closing Date, Buyer shall not have received such affidavits, Buyer may withhold from the Consideration payable at Closing to such Seller such sums as are required to be withheld therefrom under Section 1445 of the Code and the Regulations promulgated thereunder;
     (p) Non-Competition and Non-Solicitation Agreement. Buyer shall have received a fully executed Non-Competition and Non-Solicitation Agreement between the Buyer and I. J. “Chip” Berthelot, II; the terms and conditions of which shall be mutually acceptable to the parties thereto;
     (q) Selling Unitholder Questionnaire. Each Seller receiving Buyer Units or any immediate transferee of such Seller receiving Buyer Units shall execute and deliver to Buyer a selling unitholder questionnaire in a form and substance reasonably satisfactory to Buyer and its counsel; and
     (r) Miscellaneous. The Sellers shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by the Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.
             8.2 Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Sellers:
     (a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all material respects in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing, and (iii) Buyer shall have delivered to the Sellers a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.2(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable the Sellers to consummate the transactions contemplated by this Agreement have been obtained;
     (c) HSR Approval. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (e) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Buyer incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;
     (f) Legal Opinions. The Sellers shall have received an opinion of counsel for Buyer substantially in the form attached hereto as Exhibit F;
     (g) Restructuring. The Restructuring pursuant to Section 7.2 shall have been completed;

     (h) Assumed Indebtedness. The Sellers shall have received satisfactory evidence from Comerica Bank, N.A. that the Qualified Indebtedness has been assumed by Buyer;
     (i) Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B hereto
     (j) Other Deliveries. Buyer shall have delivered such other certificates, instruments, and documents as may be reasonably requested by the Sellers and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE IX
INDEMNIFICATION
             9.1 Survival. The representations and warranties of the Parties in this Agreement contained in this Agreement shall survive the Closing until (a) in the case of the representations and warranties in Section 4.6 (Taxes) and Section 4.11 (Employee Benefit Plans) until the expiration of the applicable statute of limitations, and (b) all other representations and warranties for one (1) year after the Closing Date, except for the representations and warranties contained in Section 3.4 (Ownership of Interests) and Section 4.3 (Capitalization), which shall remain in full force and effect indefinitely.. All covenants and agreement contained in this Agreement including, without limitation, Article VII (Tax Matters) shall survive until the expiration of the applicable statute of limitations, and certain covenants with a specified expiration date shall continue in effect as provided therein. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms hereof.
             9.2 Indemnification.
     (a) From and after the Closing, the Sellers will jointly and severally indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) Buyer shall suffer (any Loss of the Companies after the Closing Date shall be deemed a Loss suffered by Buyer) as a result of, relating to or arising out (i) of any failure or breach of any representation or warranty made by the Sellers pursuant to Article III or Article IV under this Agreement to be true and correct as of the date hereof and as of the Closing (as if made anew at and as of the Closing); (ii) the breach of any covenant or agreement made or to be performed by the Sellers pursuant to this Agreement; or (iii) the ownership of the

Retained Subsidiaries. Notwithstanding the foregoing, except for any claim pertaining to transfer Taxes under Section 7.7 or Taxes attributable to a Straddle Period under Section 7.4, any claims arising under Section 9.2(a)(i) shall be recoverable exclusively against the Escrow Account, and shall be subject to such other limitations as set forth in Section 9.3 below.
     (b) From and after the Closing, Buyer will indemnify, defend and hold harmless the Sellers and their officers, members, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, and (iii) the operation of the business of the Companies after the Closing Date.
     (c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
             9.3 Limitations on Liability.
     (a) Except as otherwise provided herein, neither a Buyer Indemnified Party nor a Seller Indemnified Party will be entitled to indemnity under Section 9.2(a) or Section 9.2(b) of this Agreement which respect to claims for Losses until the amount for any individual claim for Losses exceeds $25,000 (the “Individual Basket Amount”) and the aggregate amount for all such claims exceeds five hundred thousand dollars ($500,000) (the “Aggregate Basket Amount”), and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the amount in excess of the Aggregate Basket Amount.
     (b) Except as otherwise provided herein, in the event a Buyer Indemnified Party is entitled to indemnity under Section 9.2(a) of this Agreement, any such claim may be satisfied solely and exclusively against the Escrow Deposit. Therefore, except as otherwise provided herein, the maximum aggregate liability of the Sellers under Section 9.2(a) of this Agreement shall not exceed the Escrow Deposit, and Buyer Indemnified Parties shall have no further right to indemnity thereunder at such time as all cash or Buyer Units have been disbursed from the Escrow Account. Under no circumstance shall a Buyer Indemnified Party be entitled to recover an indemnity claim arising under Section 9.2(a) of this Agreement directly against a Seller; provided, however, that with regards to a claim relating to the representations and warranties contained in Section 3.4, Section 4.3, Section 4.6 or Section 4.11, Buyer’s sole remedy shall be against the Escrow Deposit in accordance with the provisions of Section 9.6, until such time as the term of the Escrow Agreement expires, in which case, Buyer shall be entitled to pursue all of its rights and remedies against the Sellers with respect thereto.
     (c) The amount of any Losses subject to indemnification under this Article IX shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds, third party recoveries less the costs expended for such recoveries. Each Party shall, and shall cause their respective Indemnified Parties to, use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility. If a Buyer Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification under Section 9.2 at any time subsequent to indemnification provided thereunder, then such Buyer Indemnified Party shall promptly reimburse the Sellers.
             9.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to Section 9.2 above, (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party does not notify the Indemnified Party that the

Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually ultimately determined to be entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) days within which to object or accept in writing such Direct Claim. Any such objection is called a “Notice of Claim Dispute.” If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party shall submit the Direct Claim to arbitration pursuant to the terms of Section 9.5. Copies of each Notice of Claim Dispute shall be sent to Buyer and the Escrow Agent. If Buyer and the Sellers fail to resolve any objection contained in such Notice of Claim Dispute within twenty (20) days after the date the Notice of Claim Dispute is delivered to Buyer, then, at the request of either Party, they shall meet in an attempt to resolve an objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (a “Claim Settlement Agreement”). If the Sellers and Buyer enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If they are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to the recipient of such Notice of Claim Dispute, then the Sellers and Buyer shall submit the objections contained in such Notice of Claim Dispute to arbitration as described in Section 9.5.
          9.5 Arbitration. Any objection contained in a Notice of Claim Dispute not resolved in a Claim Settlement Agreement shall be resolved by submission to arbitration as follows: the Sellers and Buyer shall select a single arbitrator from the American Arbitration Association (“AAA”) in Houston, Texas (an “Arbitrator”) (or, if they cannot agree upon a selection, the Sellers’ Representative and Buyer shall each select an Arbitrator, and the two Arbitrators so selected shall choose a third Arbitrator who has knowledge of the industry and business of the Companies and who shall act as the Arbitrator to resolve the dispute). The Arbitrator shall resolve the objection contained in the Notice of Claim Dispute pursuant to the Commercial Arbitration Rules of the AAA as promptly as possible and a decision by the Arbitrator as to the resolution of such objection (the “Arbitrator’s Decision”) shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement. The Arbitrator’s Decision shall be (i) in writing and (ii) non-appealable and incontestable by Buyer and the Sellers and each of their respective Affiliates and successors and not subject to collateral attack for any reason. The fees and costs payable to the AAA shall be paid one-half by Buyer and one-half from the Escrow Deposit. Buyer shall pay its own counsel fees and other costs incurred in connection with any such dispute, and counsel fees and other costs incurred by the Sellers’ Representative in connection with any such dispute shall be paid from the Escrow Deposit.
          9.6 Escrow Account. At the Closing, the Parties shall enter into the Escrow Agreement in substantially the form of Exhibit B hereto setting out the rights and obligations of the Parties and the Escrow Agent with respect to the Escrow Account. Whether included in such agreement, the Parties agree that the following provisions of this Section 9.6 shall control with respect to the Escrow Account:
     (a) The interest, proceeds and distributions earned each year on the Escrow Deposit is herein called the “Escrow Income.” The Parties agree to treat the Escrow Income as income of Laser Midstream II for U.S. federal income tax purposes.

Subject to (c) below, Escrow Income shall be distributed to Laser Midstream II on a quarterly basis, within five (5) days of receipt by the Escrow Agent.
     (b) The Escrow Deposit shall be paid by the Escrow Agent as follows:
     (i) to Buyer, pursuant to Claim Settlement Agreement delivered to the Escrow Agent;
     (ii) to Buyer, pursuant to joint written instructions from the Sellers and Buyer to the Escrow Agent relating to the resolution of a Third Party Claim pursuant to Section 9.4;
     (iii) to Buyer, pursuant to any other joint written instruction from the Sellers and Buyer to the Escrow Agent;
     (iv) to Buyer, pursuant to a decision by the Arbitrator regarding a Direct Claim sent to the Escrow Agent pursuant to Section 9.5;
     (v) to the Sellers, on the first anniversary of the Closing Date, in an amount equal to the remainder of the Escrow Deposit less any amounts related to an asserted but pending or unpaid Direct Claim or Third Party Claim.
     (c) Fees of the Escrow Agent shall be paid one-half (1/2) by the Sellers and one-half (1/2) by Buyer.
     (d) Sellers shall retain the right to vote any Buyer Units which are held in the Escrow Account.
     (e) If the Escrow Deposit consists of Buyer Units, payments by the Escrow Agent out of the Escrow Deposit shall be the number of Buyer Units based upon the dollar amount of the claim to be paid pursuant to Section 9.6(b) divided by the average of the per unit closing prices of the Common Units on the NASDAQ Global Market, as reported in the Wall Street Journal, for the five (5) consecutive trading days ending on the trading day immediately prior to the day that the Escrow Agent pays such claim.
             9.7 Waiver of Consequential Damages. With respect to any and all Losses for which indemnification may be available hereunder, each party hereby expressly waives any consequential, indirect and special damages with respect to a claim against the other party hereto; provided, however, that this waiver shall not apply to the extent such consequential, indirect or special damages are awarded in a Proceeding brought or asserted by a third party against an Indemnified Party.
             9.8 Waiver of Other Representations.
     (a) EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO BUYER PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, NONE OF THE SELLERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF EACH COMPANY ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO EACH COMPANY, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.
     (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSETS OF EACH COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF EACH COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF EACH COMPANY AND ITS ASSETS.
             9.9 Exclusive Remedy and Release. The indemnification and remedies set forth in this Article IX shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided that nothing in this Section 9.9 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article IX.

ARTICLE X
TERMINATION
          10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Buyer and the Sellers as evidenced in writing signed by each of Buyer and the Sellers;
     (b) by Buyer, if there has been a material breach by the Sellers of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Sellers within thirty (30) days after written notice thereof from Buyer;
     (c) by the Sellers, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from the Sellers;
     (d) by the Sellers if the average of the per unit closing prices of the Common Units on the NASDAQ Global Market, as reported in the Wall Street Journal, for the five (5) consecutive trading days ending on the trading day prior to the Closing Date is below $18.00, in which case the Sellers may, by written notice to Buyer, notify Buyer that the Sellers elect to terminate this Agreement on the date which is five (5) Business Days after the date of such notice. If the Sellers make such election and provide the notice to Buyer as required above, Buyer may elect on or before the expiration of such five (5) Business Day period to pay the balance of the Consideration in cash and , if such election is made by Buyer, the Sellers will rescind their election to terminate this Agreement. and Closing shall then occur on or before May 15, 2007.
     (e) by either Buyer or the Sellers if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (f) by either Buyer or the Sellers, if the transactions contemplated hereby have not been consummated by April 30, 2007, provided that neither Buyer nor the Sellers will be entitled to terminate this Agreement pursuant to this Section 10.1(f) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.
          10.2 Effect of Termination. If this Agreement is terminated under Section 10.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 10.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
          11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Buyer, to:
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Attention: Alex A. Bucher
Fax: (281) 408-1399
with a copy to:
Thompson & Knight, LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Attention: Barry Davis, Esq.
Fax: (713) 654-1871
If to the Sellers, to:
Laser Midstream II, LLC
500 Dallas St., Suite 2840
Houston, TX 77002
Attention: I.J. “Chip” Berthelot, II
Fax: (713) 920-9471

with a copy to:
Porter & Hedges, L.L.P.
1000 Main Street, Suite 3600
Houston, TX 77002
Attention: Robert G. Reedy
Fax: (713) 226-6274
or to such other address or addresses as the Parties may from time to time designate in writing.
          11.2 Assignment. Except as provided below, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The foregoing notwithstanding, Buyer shall be permitted to assign this Agreement to one or more Affiliates if it deems appropriate for tax purposes; provided, however, that such assignment shall not release Buyer from its obligations under this Agreement.
          11.3 Rights of Third Parties. Except for the provisions of Article IX and except with respect to the Severance Payment described in Section 6.5 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
          11.4 Expenses. Except as otherwise expressly provided herein (including, without limitation, Section 6.4), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
          11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
          11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
          11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies or required to be disclosed on the Disclosure Schedules.
          11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
          11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.
          11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
          11.11 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.
     (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
     (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
      THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SELLERS: LASER MIDSTREAM ENERGY II, LP
By:	LASER MIDSTREAM COMPANY, LLC,
its managing general partner

By:
I. J. “Chip” Berthelot, II, President

LASER MIDSTREAM COMPANY, LLC:

By:
I. J. “Chip” Berthelot, II, President

LASER GAS COMPANY I, LLC
By:	LASER MIDSTREAM ENERGY, LP,
its sole member

By:	LASER MIDSTREAM COMPANY, LLC,
its managing general partner

By:
I. J. “Chip” Berthelot, II, President

LASER MIDSTREAM ENERGY, LP (for purposes of the representations and warranties contained in Article IV)
By:	LASER MIDSTREAM COMPANY, LLC,
its managing general partner

By:
I. J. “Chip” Berthelot, II, President

BUYER: EAGLE ROCK ENERGY PARTNERS, L.P.
By:	EAGLE ROCK ENERGY GP, L.P.,
its general partner

By:	EAGLE ROCK ENERGY G&P, LLC,
its general partner

By:
Alfredo Garcia, Senior Vice President,
Corporate Development